Exhibit 10.1

STOCK PURCHASE AGREEMENT

AMONG

Strong Tops Limited as Seller

AND

Strong Ace Limited as BVI Holdco

AND

InterVideo Digital Technology Corp., as Purchaser

Dated as of March 12, 2005

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of March 12, 2005 (this “Agreement”), is made by and among:

Strong Tops Limited, a company organized pursuant to the laws of the British Virgin Islands (the “Seller);

Strong Ace Limited, a company organized pursuant to the laws of the British Virgin Islands (the “BVI Holdco”); and

InterVideo Digital Technology Corp., a company organized pursuant to the laws of the Republic of China (the “Purchaser”).

WITNESSETH:

WHEREAS, the Purchaser wishes to acquire control of at least a majority of the common stock, par value NT $10 per share (“Common Shares”), of Ulead Systems Inc. (the “Target Company”);

WHEREAS, on the date hereof, BVI Holdco is the record and beneficial owner of 1,000,000 shares of the Common Shares of the Target Company;

WHEREAS, on the date hereof, all of the shares of BVI Holdco are owned by the Seller (collectively, the “Target Shares”);

WHEREAS, the Seller wishes to sell or caused to be sold, all of the Target Shares to the Purchaser and the Purchaser wishes to purchase all of the Target Shares from Seller on the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth hereinafter, the Parties hereby agree as follows:

Article 1. Transfer, and Purchase Price

1.1	Transfer of Target Shares. Upon the terms and subject to the conditions set forth herein, and relying on the representations, warranties and covenants contained herein, at the Closing (as defined in Article 2.1), the Seller shall sell or cause to be sold, all of the Target Shares to the Purchaser, free and clear of any liens or encumbrances, and the Purchaser or its designated person shall purchase all of the Target Shares from Seller in accordance with Article 2. The number of the Target Shares to be sold by the Seller is set forth on Schedule 1 hereto.

1.2	Purchase Price. The price for the sale and purchase of the Target Shares hereunder shall be NT$30 per Common Share of the Target Company held by BVI Holdco and the aggregate purchase price for all Target Shares (the “Purchase Price”) shall be NT$30,000,000.

1.3	Form of Consideration. The Purchase Price shall be payable by the Purchaser in cash with equivalent US dollars adopting the applicable exchange rate of US dollar to NT dollar on the Closing Date, in accordance with Article 2.

Article 2. Closing

2.1	Upon the satisfaction (or waiver in writing by the Party entitled to waive the applicable condition) of all of the conditions precedent set forth in Articles 7.1(a), 7.1(b) and 7.1(c), the Purchaser shall deliver a written notice to the Seller for transfer of the Target Shares (“Closing Notice”). The transfer of all of the Target Shares (the “Closing”) shall occur at the office of Tsar and Tsai, at 11:00 a.m. (Taipei time), no later than three (3) Taipei business days after delivery of the Closing Notice, or at such other place, date and time as the Seller and the Purchaser may agree (the “Closing Date”).

2.2	Unless otherwise specified herein, at the Closing:

(a)	the Assignment Documents (as defined in Article 6.3) and the Taiwan Securities Central Depositary Co., Ltd. (“TSCD”) securities deposit book (“Deposit Book”) representing BVI Holdco’s ownership of not less than 1,000,000 Common Shares of the Target Company shall be delivered to the Purchaser;

(b)	the Seller shall cause all directors and officers of BVI Holdco to resign or be removed from such position and confirm that they have no claim against BVI Holdco;

(c)	the Purchaser shall send, by wire transfer of immediately available funds in equivalent US Dollars, to an account designated by the Seller in writing at least two Taipei business days prior to the Closing Date, the Purchase Price, net of any applicable tax, against the transfer of all title to, rights and interests in, the Target Shares.

Article 3. Representations and Warranties of Seller

The Seller hereby makes the representations and warranties to the Purchaser on the date hereof and throughout the Closing Date:

(a)	Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

(b)	Authorization of Agreements. The Seller has all requisite corporate power, authority and legal capacity to execute, deliver and perform this Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively, together with this Agreement the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Seller Documents have been, and at the Closing, will have been, duly authorized, this Agreement and each of the Seller Documents (when executed) constitutes legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms.

(c)	Conflicts. Neither the execution and delivery by the Seller of this Agreement and the Seller Documents, nor the compliance by the Seller with any of the provisions hereof or thereof, including, without limitation, the consummation of the transactions contemplated hereby, will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws of the Seller, or (ii) violate any statute, rule, regulation, order or decree of any governmental body by which the Seller is bound.

(d)	Consents. No consent, waiver, order or permit of, or declaration or filing with, or notification to, any person or any government agency or stock exchange is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement or the Seller Documents, or the compliance by the Seller with any of the provisions hereof or thereof, including, without limitation, the consummation of the transactions contemplated hereby. Neither the Seller nor BVI Holdco is a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents by any director, supervisor or security holder of the Target Company with respect to any security of the Target Company, other than as provided in this Agreement.

(e)	Ownership of Target Shares. The Seller owns on the date hereof, free and clear of all liens or encumbrances, such number of the Target Shares as set forth in Schedule 1 hereto and it has the power and authority to sell, transfer, assign and deliver the Target Shares as provided in this Agreement, and the transfer of the Target Shares to the Purchaser or its designated person at the Closing will convey to the Purchaser legal and beneficial title and ownership of the Target Shares, free and clear of any and all liens or encumbrances. BVI Holdco owns on the date hereof, free and clear of all liens or encumbrance and such number of the Common Shares of the Target Company as set forth in Schedule 1 hereto.

Article 4. Representations And Warranties of the Purchaser

The Purchaser hereby makes the representations and warranties to Seller on the date hereof and throughout the Closing Date.

(a)	Organization and Good Standing. The Purchaser is a corporation duly organized, and validly existing and in good standing under the laws of the ROC and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

(b)	Authorization of Agreement. The Purchaser has all requisite corporate power, authority and legal capacity to execute, deliver and perform this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (collectively, together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Documents have been and at the Closing, will have been, duly authorized and this Agreement and each of the Purchaser Documents (when executed) constitutes legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

(c)	Conflicts. Neither the execution and delivery by the Purchaser of this Agreement and the other Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Purchaser’s organizational documents, (ii) violate any statute, rule, regulation, order or decree of any governmental body by which the Purchaser is bound.

Article 5. Representations and Warranties of the Seller and BVI Holdco

The Seller and BVI Holdco hereby, jointly and severally, make the representations and warranties as set forth in Schedule 2 to the Purchaser in respect of BVI Holdco on the date hereof and throughout the Closing Date.

Article 6. Covenants

6.1	Other Actions. Each of the Parties shall use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) procure that its representations and warranties set forth in this Agreement remain true and accurate through and on the Closing Date and (iii) cause the fulfillment at the earliest practicable date of all of the conditions precedent to the Parties’ obligations to consummate the transactions contemplated by this Agreement.

Without limiting the generality of Article 6.1, it is understood and agreed that promptly following the annual general meeting of shareholders of the Target Company scheduled to be held on March 29, 2005 (together with adjournment or substitute meetings, “2005 AGM), BVI Holdco shall cause the Target Company to make all necessary filings with the Taiwan Stock Exchange (“TSE”) and the TSCD in order for facilitating the release by TSCD of certain Common Shares currently under lock-up requirements of TSE (“Lock-up Shares”) and owned by certain shareholders named in Schedule 3 who have decided to tender their Common Shares in the Qualifying Tender Offer to be commenced by the Purchaser as indicated in Article 7.1(c)(iv).

6.2	Election of New Directors and Supervisors. Seller and BVI Holdco shall cause the supervisor appointed by BVI Holdco to the Target Company to resign or removed from his appointed position as of the 2005 AGM. All Parties shall use their respective reasonable best effort to support that two (2) new directors out of seven (7) board seats are nominated by BVI Holdco, two (2) new directors (including one independent director) are nominated by the Purchaser at the election for directors in 2005 AGM. All Parties shall also use their respective reasonable best effort to support that two (2) supervisors (including one independent supervisor) out of three (3) supervisors are nominated by the Purchaser at the election for supervisors in 2005 AGM. BVI Holdco shall, and the Seller shall cause BVI Holdco to, and the Purchaser shall cause its affiliates to, vote in favor of the foregoing directors and supervisors in 2005 AGM.

6.3	Delivery of Documents and Seals. Within five (5) Taipei business days after the execution of this Agreement, BVI Holdco shall, and the Seller shall cause BVI Holdco to, delver (1) the TSCD Deposit Book representing BVI Holdco’s ownership of not less than 1,000,000 Common Shares of the Target Company and all corporate seals used by BVI Holdco, and (2) all corporate documents, share certificates, books, records, account statements, instruments of conveyance and such other instruments as are necessary or appropriate to transfer, convey and assign the Target Shares duly completed, executed and endorsed by the Seller (“Assignment Documents”) for the transfer of the Target Shares to the escrow agent designated by the Purchaser and the Seller (“Escrow Agent”) for hold in escrow. On the Closing Date, if the Escrow Agent shall have received a copy of (i) the Closing Notice and (ii) irrevocable remittance instruction for payment of the Purchase Price according to Article 2.2(c), the Escrow Agent shall release the Assignment Documents to the Purchaser.

If the Escrow Agent does not receive the Closing Notice and the irrevocable remittance instruction for payment of the Purchase Price according to Article 2.2(c) prior to the date specified in Article 9.2(a)(ii) or this Agreement has been terminated according to Article 9.2(a), within three (3) Taipei business days after the date specified in Article 9.2(a)(ii) or the date of the termination of this Agreement (whichever is applicable), the Escrow Agent shall return the Assignment Documents to the Seller.

6.4	Covenants With Respect to the Lock-up Shares.

(a)	BVI Holdco undertakes to, and the Seller shall cause BVI Holdco to, issue a consent letter promptly following the 2005 AGM, consenting to provide 1,000,000 Common Shares of the Target Company to the TSCD for the replacement of certain Lock-up Shares as set out in Schedule 3 to facilitate the tender of such Lock-up Shares by certain shareholders named in Schedule 3 in the Qualifying Tender Offer.

(b)	Promptly following the 2005 AGM, the Purchaser shall issue a consent letter consenting to provide 6,665,750 Common Shares of the Target Company to the TSCD for the replacement of the Lock-up Shares as set out in Schedule 3, provided that (i) new directors and supervisors in the Target Company shall have been elected pursuant to Article 6.2, and (ii) BVI Holdco shall have issued the consent letter pursuant to Article 6.4(a) consenting to provide up to 1,000,000 Common Shares of the Target Company to the TSCD for the replacement of the Lock-up Shares and (iii) the Seller and the BVI Holdco are not in default of Article 6.6.

(c)	Promptly following the receipt by the Target Company of TSE Approval, BVI Holdco shall, and the Seller shall cause BVI Holdco to, and the Purchaser shall deposit their respective applicable Replacement Shares with TSCD as set out in Schedule 3 as soon as possible.

6.5	Covenant with Respect to the BVI Holdco. BVI Holdco undertakes, and the Seller shall cause BVI Holdco, (a) not to take any action that could reasonably be expected to result in diluting or concentrative effective on BVI Holdco’s’ ownership percentage in the Target Company between the date hereof and the Closing Date, (b) to carry on its business in an ordinarily manner and consistent with the past practice and in compliance in all aspects with all applicable laws and regulations, including but not limited to any tax related laws, regulations, or any other similar government orders.

6.6	No Shop. From the date hereof and until the Closing Date or the date of the termination of this Agreement, whichever is earlier, Seller and BVI Holdco shall not, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any person, firm, corporation or other entity (other than Purchaser) concerning any purchase, sale or other disposition of the Target Shares or any other Common Shares of the Target Company held by the Seller or BVI Holdco (if any) or assist or participate in, facilitate, negotiate or encourage any offer, effort or attempt by any other person to purchase, sell or dispose of the Target Shares or any other Common Shares of the Target Company held by the Seller or BVI Holdco (if any), except as expressly contemplated by this Agreement. Seller and BVI Holdco shall promptly communicate to Purchaser the terms of any offer, proposal or contract which it may receive or which it may become aware with respect to any such transaction.

Article 7. Conditions To the Closing

7.1	Conditions to the Closing, etc.

(a)	Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the transactions contemplated by this Agreement in connection with the transfer of the Target Shares shall be subject to the fulfillment, or waiver by the Parties, on or prior to the Closing Date of each of the following conditions:

(i)	all government approvals, authorizations, filings required for consummation of the transactions contemplated by this Agreement shall have been obtained; and

(ii)	there shall not be in effect any injunction or restraining order or other similar order issued by any governmental body restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(b)	Conditions to the Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement in connection with the transfer of the Target Shares shall be subject to the fulfillment, or waiver by Seller, in its sole discretion, of each of the following additional conditions on or prior to the Closing Date:

(i)	the Purchaser’s representations and warranties in this Agreement shall be true and correct in all material respects as of the date of this Agreement and throughout the Closing Date with the same effect as if made on and as of the Closing Date; and

(ii)	the Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Purchaser Documents to be performed or complied with by them on or prior to the Closing Date.

(c)	Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement in connection with the transfer of the Target Shares shall be subject to the fulfillment, or waiver by the Purchaser, in its sole discretion, of each of the following additional conditions on or prior to the Closing Date:

(i)	the representations and warranties of the Seller and BVI Holdco in this Agreement (including those set out in Article 5) shall be true and correct in all material respects as of the date of this Agreement and throughout the Closing Date, with the same effect as if made on and as of the Closing Date;

(ii)	the Seller and BVI Holdco shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement (including Article 6.2) and each of the other Seller Documents to be performed or complied with by them prior to or on the Closing Date;

(iii)	the Purchaser shall have received a written notice from the Tender Agent confirming at least 30.1% of Common Shares of the Target Company have been tendered by the shareholders of the Target Company in the Qualifying Tender Offer;

(iv)

the tender agreement to be entered into by the Purchaser and Microtek International Inc., and the tender agreement to be entered into by the Purchaser and certain selling shareholders for sale of the Common Shares of the Target Company in the Qualifying Tender

Offer shall have been duly executed and shall be in full force and effect, and Microtek and the selling shareholders named therein shall be in compliance with all the terms thereof and the closings thereof shall have taken place.

Article 8. Indemnification

Each of the Seller and BVI Holdco on one side, and the Purchaser, on the other side (“Indemnifying Party”) hereby agrees to indemnify and hold the other Party and its directors, officers, employees, affiliates, agents, successors and assigns (“Indemnified Party”) harmless from and against:

(i)	any and all losses, liabilities, obligations and damages (collectively, “Losses”) based upon, attributable to or resulting from the failure of any of their representations or warranties contained in this Agreement to be true and correct in all material respects;

(ii)	any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Indemnifying Party under this Agreement; and

(iii)	any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements incident to any and all Losses with respect to which indemnification is provided by the Indemnifying Party hereunder.

Article 9. Termination

9.1	Inability to Perform Due to Governmental Restrictions. If, due to the provisions of any law or regulation or order of any relevant governmental body, this Agreement cannot be performed in whole, the Parties may, but shall not be obligated to, through mutual agreement amend the relevant provisions hereof to achieve the purpose of this Agreement.

9.2	Termination.

(a)	This Agreement may be terminated at any time:

(i)	by the written agreement of Seller and the Purchaser;

(ii)	by Seller or the Purchaser upon written notice to the other Party if the Closing has not occurred prior to May 15, 2005 or such other date agreed upon by the parties, provided that no such Party may terminate this Agreement pursuant to this Article 9.2(a)(ii) if such Party (or any of its affiliates) is then in breach of this Agreement;

(iii)	by the Seller upon written notice to the Purchaser if any of the conditions set forth in Article 7.1(a) or 7.1(b) have not been, or if it becomes apparent that any of such conditions will not be, fulfilled on or prior to the date specified in Article 9.2(a)(ii), provided that the Seller is not in breach of this Agreement;

(iv)	by the Seller, upon written notice to the Purchaser if the Purchaser is in material breach of this Agreement and such breach is not cured within 30 days after notified by the Seller, if such breach may be cured;

(v)	by the Purchaser, upon written notice to Seller if any of the conditions set forth in Article 7.1(a) or 7.1 (c) have not been, or if it becomes apparent that any of such conditions will not be, fulfilled on or prior to the date specified in Article 9.2(a)(ii), provided that the Purchaser is not in breach of this Agreement; or

(vi)	by the Purchaser, upon written notice to the Seller if the Seller or BVI Holdco is in material breach of this Agreement and such breach is not cured within 30 days after being notified by the Purchaser, if such breach may be cured.

(b)	If this Agreement is terminated in accordance with Article 9.2(a), this Agreement (except Articles 8 and 10 which shall survive any such termination to the extent as provided in the relevant Articles) will be void and have no effect, without any liability or obligation on the part of any Party hereto in respect of this Agreement or of the transactions contemplated hereby, provided that, such a termination will not relieve any Party for any liability resulting from that Party’s (or its affiliate’s) breach of this Agreement.

(c)	If the Closing does not occur due to (i) the Seller’s not causing BVI Holdco to vote, or BVI Holdco’s not voting the Common Shares of the Target Company held by BVI Holdco in support of Article 6.2 or (ii) not delivering the Assignment Documents and the Target Shares pursuant to Article 6.3, the Seller and BVI Holdco shall pay, jointly and severally, to the Purchaser a break-up fee of NTD30,000,000, without prejudice to the Purchaser’s rights and the remedies available under this Agreement or the applicable laws.

(d)	If the Closing does not occur due to the Purchaser’s (i) not causing its affiliates to vote all of the Common Shares held by them in support of Article 6.2, or (ii) not paying the Purchase Price pursuant to this Agreement, the Purchaser shall pay to the Seller a break-up fee of NTD30,000,000 to the Purchase, without prejudice to the Seller’s rights and the remedies available under this Agreement or the applicable laws.

Article 10. Miscellaneous

10.1	Survival of Representations and Warranties. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing, regardless of any investigation made by the Parties.

10.2	Expenses. Each Party shall each bear its own expenses, including, without limitation, legal fees and expenses, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement, the deposit of the Replacement Shares and the consummation of the transactions contemplated hereby and thereby. Seller shall be responsible for and shall pay the securities transaction tax (if any) and all other transfer and similar taxes levied on Seller in connection with the transactions contemplated by this Agreement.

10.3	Specific Performance. For the avoidance of doubt, to the extent permitted by applicable law, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

10.4	Further Assurances. Each Party agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.5	Submission to Arbitration.

(a)

Arbitration. With the exception of an action for a decree of specific performance as described in Article 10.3 hereof, which action may asserted either in a court of competent jurisdiction pursuant to Article 10.3 hereof or in arbitration under the provisions of this Article 10.5, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration in accordance with the ROC Arbitration Law and rules (the “Rules”) by three arbitrators selected in accordance with said Rules.

(b)	Language of Arbitration. The language of the arbitration shall be Chinese.

(c)	Binding Nature of Arbitration. The decision of the arbitrators shall be final and conclusive and shall be binding on the Parties. Any award rendered by the arbitrators may be enforced by any court of competent jurisdiction.

(d)	Place of Arbitration. The place of the arbitration shall be Taipei.

(e)	Separate Enforceability. This arbitration clause shall be separately enforceable.

10.6	Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of China.

10.8	Language. This Agreement has been executed in English and Chinese versions. In the event of a conflict or inconsistency between the English version and Chinese version of this Agreement, the provisions of the English version shall prevail and be binding on the Parties.

10.9	Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the Parties at the addresses set out in signature pages (or to such other address as a party may have specified by notice given to the other party pursuant to this provision).

10.10	Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents shall be void.

10.11	Definitions. Capitalized terms not defined herein shall have the meanings assigned to them in the Tender Agreement.

10.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute but one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLER:

By:	/s/ Chow Dah Jen
Name:	Chow Dah Jen
Title:
Address:

PURCHASER:

By:	/s/ Steve Ro
Name:	Steve Ro
Title:
Address:

Schedule 1

BVI Shares to Be Sold by Seller

	BVI Holdco	Purchase Price
Name of Seller	Strong Tops Limited	NTD30,000,000

Number of Common Shares of the Target Company	1,000,000

Schedule 2

Representations and Warranties of the Seller and BVI Holdco in respect of BVI Holdco

Each of the Seller and BVI Holdco hereby, jointly and severally, represents and warrants to the Purchaser the statements in this Schedule 2 are all true and correct:

1.	Organization; Good Standing and Qualification. BVI Holdco is a corporation duly organized, validly existing and in good standing under, and by virtue of the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. BVI Holdco is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect on its financial condition, business prospects or operations.

2.	Capitalization of BVI Holdco. Immediately prior to the Closing, the authorized capital stock of the BVI Holdco consist of the following:

(a)	Common Stock. a total of 10,000 shares of capital stock are authorized, out of which 10,000 shares of common stock are issued and outstanding.

(b)	Other Securities. There are no warrants, conversion privileges or other rights or agreements with respect to the issuance thereof, presently outstanding to purchase any of the capital stock of the BVI Holdco. No shares of the BVI Holdco’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options or other stock issuable by the BVI Holdco are subject to any rights of first refusal or other rights to purchase such stock (whether in favor of the BVI Holdco or any other person), pursuant to any agreement or commitment of the BVI Holdco.

3.	Valid Issuance of Stock. The outstanding shares of the capital stock of the BVI Holdco, are duly and validly issued, fully paid and non-assessable, and such shares of such capital stock, and all their outstanding stock, options and other securities have been issued in fully compliance with the applicable laws, or in compliance with applicable exemptions therefrom.

4.	Government Approvals. BVI Holdco has all necessary permits, licenses, and any other approvals required to operate its current business. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or any subdivision thereof is required in connection with the execution, delivery and performance of this Agreement.

5.	Financial Statements and No Material Adverse Change. Seller will furnish the Purchaser within five (5) Taipei business days after the execution of this Agreement with true and correct financial statement of the BVI Holdco as of the end of fiscal year 2004 and the related statements of income, shareholders’ equity and changes in financial position for the years then ended (“Financial Statements”). Such Financial Statements, except as indicated therein, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated and present fairly the financial condition of the BVI Holdco at the respective date thereof and reflect all claims against and all debts and liabilities of the BVI Holdco, fixed or contingent, as at the respective dates thereof, and the related statements of income, stockholders; equity and changes in financial position present fairly the results of the operations of the BVI Holdco and the changes in the financial position for the period indicated.

6.	Recent Financial Information. BVI Holdco has no other debt, indebtedness, pledge, lien, or any other encumbrance.

Since December 31, 2004, there has been no material adverse change in the assets or liabilities (including contingent liabilities), or in the business or condition, financial or otherwise, or in the results of operations or prospect, of the BVI Holdco, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or any governmental authority or otherwise, except in the ordinary course of business and no fact, or condition exists or is contemplated or threatened which might cause such a change in the future.

7.	Books and Records. All accounts, books, ledgers and other records of whatsoever kind material to the business of BVI Holdco have been fully, properly kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and, collectively, they fairly present the financial position of the BVI Holdco. The minute books of BVI Holdco contain complete and accurate records of all meetings of and corporate actions or written consents by the shareholders and the boards of that company.

8.	Title to Properties. Except as disclosed to the Purchaser in writing by Seller, the BVI Holdco has good and marketable title to all its properties and assets (real and personal, tangible and intangible) free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except such as they do not, singly, or in the aggregate, materially affect the value of such property and do not interfere with the use made or proposed to be made of such property.

9.	Material Contracts. There are no contracts, obligations, commitments or concerted practices involving the BVI Holdco and no practices in which the BVI Holdco is engaged, which are void, illegal, unenforceable, registrable or notifiable under or which contravene any fair trading or anti-trust legislation or regulations, nor has the BVI Holdco received any threat or complaint from any governmental agency or request for information or investigation in relation to or in connection with any such legislation or regulations. With respect to each contract, obligation, commitment, tender and bid involving the BVI Holdco, (i) the BVI Holdco has duly performed and complied in all material respects with its obligations thereunder; (ii) the BVI Holdco is not under any obligation which cannot readily be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort or loss; (iii) there are no grounds for rescission, avoidance, repudiation or termination and the BVI Holdco has not received any notice of rescission or termination; and (iv) none of the other parties thereto is in default thereunder, except where such default would not have a material adverse effect on the business or operation of the BVI Holdco.

Neither the execution and delivery of this Agreement, nor the compliance by the Parties with any of the provisions hereof or thereof, including, without limitation, the consummation of the transactions contemplated hereby, will conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the BVI Holdco is a party or by which it or any of its properties or assets are bound.

10.	BVI Holdco, has at all times carried on its business in compliance with all material respects with all applicable laws and regulations.

11.	Taxes. BVI Holdco has filed or caused to be filed or will file or cause to be filed with the appropriate taxing authorities all material returns, statements, forms and reports for taxes that are required to be filed by, or with respect to, BVI Holdco on or prior to the Closing Date. As used herein, “Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, property, excise, severance, stamp, license, payroll social security, withholding and other taxes, or other governmental assessments, duties, fees, levies or charges of any kind whatsoever, all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

All material tax liabilities of BVI Holdco for which BVI Holdco may be liable for all taxable years or other taxable periods (including portions thereof being due on or prior to the Closing Date) have been paid, except for any such Taxes for which adequate accruals or reserves have been made on the books and records of the BVI Holdco. BVI Holdco is currently not under any Tax audit or subject to any notice from the tax authorities regarding the commencement of a Tax audit or the asserting of Tax liability on the BVI Holdco.

12.	No Changes Prior to Closing Date. During the period from the date of the Financial Statements to the Closing Date, except in the ordinary course of business or as otherwise pursuant to this Agreement and all of cash currently held under BVI Holdco’s bank account, which will be transferred out of BVI Holdco before the Closing Date, BVI Holdco has and will not have (i) incurred any liability or obligations of any nature (whether accrued, absolute, contingent or otherwise), (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) sold, transferred or otherwise disposed of any assets, (iv) made any capital expenditure or commitment therefor, (v) declared or paid any dividend or made any distribution on any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus or profit sharing distribution or payment of any kind, (vii) increased its indebtedness for borrowed money or made any loan to any person, (viii) canceled or waived any claims or rights of substantial value, (ix) entered into, amended or terminated any material contract or undertaking or (x) agreed, whether or not in writing, to do any of the foregoing or to enter into any other material transaction.

13.	Litigation. There is no action, suit, proceeding at law or in equity by any person, or any arbitration or any administrative or other proceeding by or before, or any investigation by any governmental or other instrumentality or agency pending, or threatened, against or affecting the BVI Holdco or any of its properties or rights which could materially and adversely affect the business of the BVI Holdco and BVI Holdco’s holding of the Common Shares and board seats of the Target Company. BVI Holdco is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect (as defined below) on any of its operations, business practices or on its ability to acquire any property or conduct business in any geographical area.

For the purpose hereof, a “Material Adverse Effect” shall mean having or being likely to have an impact, in the opinion of the Purchaser, on assets, revenues or liabilities of the BVI Holdco with an aggregate value of USD1,000,000 or greater.

14.	Voting Agreements. BVI Holdco is not a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents by any director, supervisor or security holder of the Target Company with respect to any security of the Target Company, other than as provided in this Agreement.

Schedule 3

Lock-up Shareholders	Number of Lock –up Shares	Replacement Shareholders
Microtek International Inc., Microtek Investment Inc.	6,827,000	Purchaser

W. J. Chen	760,000	BVI Holdco

L. M. Chen	77,000	BVI Holdco

T.H. Tsai	1750	BVI Holdco